UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	July 19, 2006

Glenayre Technologies, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification Number)

11360 Lakefield Drive, Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	770-283-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of Deluxe Global Media Services Blackburn Limited

On July 21, 2006, Glenayre announced that its subsidiary Entertainment Distribution Company, LLC (“EDC”) has acquired the shares of Deluxe Global Media Services Blackburn Limited (“Blackburn”), a subsidiary of The Rank Group, for a purchase price of approximately USD$6 million in cash, excluding expenses, and subject to an adjustment related to an agreed upon amount of working capital for Blackburn as of the closing. Blackburn, located in Blackburn, England, is the largest CD replicator in the UK. This transaction allows Glenayre to further capitalize on its 10-year agreement with its largest client, Universal Music Group, which is also Blackburn’s largest client. Glenayre’s news release is furnished as Exhibit 99.1 to this Current Report.

Changes in Certain Compensation

On July 19, 2006, the Compensation and Plan Administration Committee (the “Committee”) of the Board of Directors of Glenayre Technologies, Inc. (“Glenayre”) approved certain changes to the current compensation arrangements between Glenayre and Clarke H. Bailey, Chief Executive Officer, and Matthew K. Behrent, Senior Vice President and Chief Acquisitions Officer, of Glenayre. The Committee amended the number of stock options to be awarded to Mr. Bailey and Mr. Behrent upon the closing of acquisitions by Glenayre. As revised, upon the closing of any acquisition, Mr. Bailey and Mr. Behrent will each be entitled to an award of options to purchase common stock in a ratio of one stock option per $333.33 in transaction value (equivalent to a rate of 30,000 stock options for every $10 million in transaction value) subject, in each case, to all of the other terms, conditions, limitations, grant dates, caps, vesting periods and other provisions of Mr. Bailey’s and Mr. Behrent’s current compensation arrangements, as previously disclosed by Glenayre. Prior to such changes, Mr. Bailey was entitled to a grant of 10,000 options per each $10 million of transaction value, capped to the maximum of 225,000 options, and Mr. Behrent was entitled to one option for each $500 of transaction value, capped to the maximum of 150,000 options. These aggregate caps on award continue to apply to previous and future option grants under the revised compensation arrangement. The revised option terms apply to all transactions closed after the date of the Committee action. As a result, a grant of stock options pursuant to the revised terms described above was triggered by the closing of the acquisition of Blackburn on July 21, 2006, and Mr. Bailey and Mr. Behrent each received options to purchase 25,530 shares of common stock at an exercise price of $2.50 per share, based on the closing price of Glenayre’s common stock on July 20, 2006. Such options were granted pursuant to Glenayre’s 1996 Incentive Stock Plan.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.
99.1	News Release dated July 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc

Dated: July 21, 2006	By:	/s/ Debra Ziola
Name: Debra Ziola Title: Executive Vice President and Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, DC

EXHIBITS

CURRENT REPORT

ON

FORM 8-K

Date of Event Reported: July 21, 2006	Commission File No: 0-15761

Glenayre Technologies, Inc.

EXHIBIT INDEX

Exhibit No.              Exhibit Description

99.1	News Release dated July 21, 2006